Exhibit 10.8

REGENXBIO INC.

COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

ADOPTED                  , 2015

A.	Cash Compensation

1.	Board retainer: $35,000 per year, paid in quarterly installments in arrears.

2.	Chairman of the Board retainer: $30,000 per year, paid in quarterly installments.

3.	Committee chair retainer: $15,000 per year for the Audit Committee chair, $10,000 per year for the Compensation Committee chair, and $8,000 per year for the Corporate Governance and Nominating Committee chair, paid in quarterly installments in arrears.

4.	Committee member retainer: $7,500 per year for members of the Audit Committee, $5,000 per year for the members of the Compensation Committee, and $4,000 per year for the Governance and Nominating Committee, paid in quarterly installments in arrears.

B.	Equity Compensation

1.	Initial Stock Option grant: stock option to purchase 25,000 shares of the Company’s common stock. The option shall vest in equal monthly installments over the 36 months following the grant date, with immediate full vesting in the event of a change in control. The options will be granted by the Compensation Committee under the 2015 Equity Incentive Plan (the “EIP”) in conjunction with the director’s initial appointment or election to the Board. Upon consummation of the initial public offering of the Company’s common stock (the “IPO”), Messrs. Engleman and Fox and Ms. Samuels will be granted their respective Initial Stock Option.

2.	Annual Stock Option grant: stock option to purchase 12,500 shares of the Company’s common stock. The option shall vest in equal monthly installments over the 12 months following the grant date, with immediate full vesting in the event of a change in control. The stock option will be granted by the Compensation Committee under the EIP in conjunction with the Annual Meeting of the Company’s stockholders. Upon consummation of the IPO, Messrs. Beshar, Hayden and Karabelas will be granted their respective Annual Stock Option in a pro-rated amount to reflect their service from the month of the IPO through the date of the Company’s next Annual Meeting of the Company’s stockholders.